ROSETTA RESOURCES INC. NAMES NEW DIRECTOR TO BOARD OF DIRECTORS

HOUSTON, July 15, 2008 (PRIMENEWSWIRE) – Rosetta Resources Inc. (Nasdaq: ROSE) announced today that Philip L. "Phil" Frederickson has been appointed to Rosetta’s Board of Directors, effective July 14, 2008.

Frederickson, now 52, retired from ConocoPhillips in January 2008, where he served as executive vice president, planning, strategy and corporate affairs since April 2006.  Mr. Frederickson joined Conoco in 1978 and held several senior positions in the United States and Europe, including general manager, refining and marketing operations, Rocky Mountain region; general manager, strategy and portfolio management, upstream; and vice president, business development.  Mr. Frederickson held the position of senior vice president of corporate strategy and business development for Conoco Inc. from 2001-2002.  He was named executive vice president, commercial, for ConocoPhillips in 2002, and executive vice president, planning, strategy and corporate affairs in 2006.

“We are extremely pleased that Phil accepted our invitation to join Rosetta’s board,” said President and CEO, Randy Limbacher. “Phil’s extensive experience in the upstream E&P business will provide valuable leadership to Rosetta as we carry out our exciting growth plan.”

A native of Borger, Texas, Frederickson holds a Bachelor of Science in Industrial Engineering from Texas Tech University.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

Contact:
Michael J. Rosinski
Executive Vice President and Chief Financial Officer
Phone: (713) 335-4037
mike.rosinski@rosettaresources.com